Exhibit 99.1

FOR IMMEDIATE RELEASE

rVue Raises $2.6 Million in Equity Financing

Financing and Additional Board Members to Fuel
Continued Rapid Expansion of Demand-Side Platform Technology

Fort Lauderdale, Florida – January 5, 2011 - rVue Holdings, Inc. (OTC:RVUE) (“rVue”) today announced that the Company has raised approximately $2.6 million in equity financing to continue the expansion of its rapidly-growing real-time ad platform. The funds will be utilized to fuel further investment in the Company’s rVue™ Demand-Side Platform (DSP) technology, including new product development and the expansion of Managed Services.

The rVue platform offers advertising agencies single-point buying access to Digital Out-of-Home (DOOH) screens throughout the United States and Canada. Digital Out-of-Home advertising is any type of digital advertising that reaches the consumer while they are outside the home, such as digital displays. In addition, rVue provides a comprehensive set of ad management capabilities for the execution and optimization of both real-time and directly negotiated media buys. DOOH industry insiders have estimated that by 2012, more than 20% of digital display advertising will be purchased via real-time online bidding.

Mr. Robert Roche, an entrepreneur, attorney and private equity investor, led the investment along with Mr. Patrick O’Donnell, former CTO of UBS Investment Bank, private investor and entrepreneur. Mr. Roche is the co-founder and Executive Chairman of Acorn International, the largest TV shopping company in China (NYSE:ATV) as well as the co-founder and Chairman of Oak Lawn Marketing, the largest infomercial company in Japan with approximately 1,000 employees. Among his other accolades, Mr. Roche was recently appointed by President Obama to the President's Advisory Committee for Trade Policy and Negotiations.  Neither Mr. Roche nor Mr. O’Donnell received any compensation in connection with the offering.

Additionally, on December 21, 2010, rVue’s Board of Directors approved the appointment of Michael F. Mullarkey and Patrick J. O’Donnell to serve on rVue’s Board of Directors, effective immediately. Mr. Mullarkey, a partner in ODK Capital Management and a founder of Workstream Inc., a SaaS provider of human resource capital management, and Mr. O’Donnell will serve as independent members of the Board of Directors, joining Chairman of the Board Jason Kates.

Pat O’Donnell commented, "The massive market opportunity created by rVue through the combination of real-time advertising, a highly differentiated technology platform and an experienced leadership team, makes rVue the kind of company that we support."

Exhibit 99.1

"I view rVue as a clear leader in the emerging real-time bidding space in the Digital Out-of-Home market,” commented board member Michael Mullarkey.  “I look forward to working with the Company to accelerate the availability of real-time media buying through its DSP technology, thereby leading the evolution of the DOOH advertising market.”

rVue is led by DOOH pioneer Jason Kates, one of the original DOOH network developers and operators. The Company has experienced dramatic growth since it was founded over one year ago with more than 90 DOOH networks, using the rVue real-time ad platform, including eight of the top 15 leading digital networks.

"rVue is proud to have built the ad technology platform to power the exciting real-time bidding market that has emerged in the DOOH market," said Jason Kates, CEO of rVue. "Our clients, including premier ad agencies, are provided access to the finest technology infrastructure for capitalizing on the real-time revolution across DOOH as well as other emerging platforms. I would like to thank our investors for the confidence and support they have shown our game-changing technology and team."

About rVue Holdings, Inc.
rVue Holdings, Inc., through it’s wholly-owned subsidiary rVue, Inc., is an advertising technology company which includes the only demand-side platform for planning, buying and managing Digital Out-of-Home and Place-Based Media in its suite of technology. The Company’s vision and expertise in building rVue provides unrivalled capability for delivering the right advertising message to the right audience with pinpoint accuracy and creates substantial opportunities for the Digital Out-of-Home and advertising industries. rVue’s Demand-Side Platform takes a unique approach to addressable advertising delivery and measurement and its extensive portfolio of intellectual property supports reporting and analytics. The Company’s innovations in content delivery solutions and intellectual property development in targeted demographic media is the foundation for a wide array of advanced advertising capabilities.  Digital technology has revolutionized media and rVue is making targeted addressable advertising more efficient, more effective and more available. Visit www.rVue.com for more details.

Forward Looking Statements
This press release contains “forward looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described.  The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise.  We have based these forward looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Important factors that could cause such differences include, but are not limited to the Risk Factors and other information set forth in the Company’s Current Report on Form 8-K/A filed on December 3, 2010, and in our other filings with the Securities and Exchange Commission.

Exhibit 99.1

Press Contact:
Dawn Rahicki
Tel: 954-769-5298
Email: dawn.rahicki@rVue.com
www.rVue.com